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                                                                    Exhibit 11.1

                          CHIPS AND TECHNOLOGIES, INC.
                 CALCULATION OF EARNINGS PER SHARE - UNAUDITED


                                                                                                             THREE MONTHS ENDED
                                                                                                                 SEPTEMBER 30,
(In thousands except per share amounts)                                                                   1994               1993
                                                                                                        --------           --------

PRIMARY EARNINGS PER SHARE:

Net income                                                                                              $  1,256            $    322
                                                                                                        ========            ========


Average number of common and common equivalent shares:
   Weighted average common shares outstanding                                                             16,897              16,145
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury stock method                                            *                 135
      Convertible preferred stock                                                                            123                 123
                                                                                                        --------            --------
Common and common equivalent shares used in the
   calculation of net income per share:                                                                   17,020              16,403
                                                                                                        ========            ========

Primary earnings per share:                                                                             $   0.07            $   0.02
                                                                                                        ========            ========



FULLY DILUTED EARNINGS PER SHARE:

Net income                                                                                              $  1,256            $    322
                                                                                                        ========            ========


Average number of common and common equivalent shares:
   Weighted average common shares outstanding                                                             16,897              16,145
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury stock method                                            *               2,536
      Convertible preferred stock                                                                            123                 123
   Convertible debentures                                                                                      *                   *
                                                                                                        --------            --------
Common and common equivalent shares used in the
   calculation of net income per share:                                                                   17,020              18,804
                                                                                                        ========            ========

Fully diluted earnings per share:                                                                       $   0.07            $   0.02
                                                                                                        ========            ========
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  * Antidilutive

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